Exhibit 10.2

June 10, 2015

Soltario Exploration & Royalty Corp.
4251 Kipling Street, Suite 390

Wheat Ridge, Colorado 80033

Ladies and Gentlemen:

1.                                           Reference is made to a letter agreement dated May 6, 2015 (the "Letter Agreement") between Waterton Precious Metals Fund II Cayman, LP (the "Lender"), Ely Gold and Minerals Inc. ("Ely Gold") and Solitario Exploration and Royalty Corp. (the "Borrower") providing for the proposed acquisition (the "Proposed Transaction") by the Lender or one of its affiliated or associated entities of all of the Borrower's and Ely Gold's and their respective affiliated and associated entities' (together with the Lender and its affiliated and associated entities, the "Parties") rights, title and interest in and to the membership interests in Mt. Hamilton LLC, a Nevada limited liability company ("MHLLC") and the owner of the Mt. Hamilton Project in White Pine County, Nevada. This Commitment Letter is being provided to the Borrower pursuant to Section 1.6 of the Letter Agreement.

2.                                           The Lender, acting alone or through or with its affiliated or associated entities, is pleased to advise the Borrower of its commitment to make available to the Borrower a senior secured loan (the "Loan") substantially upon the terms and conditions of the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). Notwithstanding anything to the contrary in this Letter Agreement, if the Proposed Transaction does not close by July 1, 2015 (the "Commitment Date"), the Loan will only be made available to the Borrower in accordance with the following:

(a)	where the Parties have ceased actively negotiating the terms of, and are not actively implementing, the Proposed Transaction as of the Commitment Date, the Borrower may initiate the definitive credit documentation with respect to the Loan by delivering notice to the Lender on the Commitment Date of its intention to enter into the Loan; or
(b)	where the Parties are actively negotiating the terms of, or actively implementing, the Proposed Transaction on the Commitment Date, the Borrower may initiate the definitive credit documentation with respect to the Loan by delivering notice to the Lender on any day during the period commencing on the Commitment Date and ending on August 21, 2015.

3.                                           The Lender's agreement to provide the Loan is subject to (a) the Lender not becoming aware after the date hereof of any information or other matter that was not disclosed to the Lender and that affects the Borrower to an extent that in the Lender's judgement, acting reasonably, is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Lender prior to the date hereof; (b) the negotiation, execution and delivery of definitive credit documentation with respect to the Loan satisfactory to the Borrower and the Lender, acting reasonably; and (c) the other conditions set forth or referred to in the Term Sheet.

4.                                           The Borrower agrees: (a) to indemnify and hold harmless the Lender, and its affiliated and associated entities and each of their partners, principals, directors, officers, managers, employees, agents, advisors and shareholders (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with any claim brought by a person other than an indemnified person in connection with this Commitment Letter, the Loan, the use of the proceeds thereof, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to an indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent (i) they are

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found by a final, non-appealable judgement of a court to arise directly from the willful misconduct, bad faith or gross negligence of such indemnified person; or (ii) they relate to disputes amongst indemnified persons; and (b) to reimburse the Lender and its affiliated and associated entities on demand for all of the Lender's expenses (including, without limitation, due diligence expenses, reasonable travel expenses and fees, and reasonable charges and disbursements of external counsel) incurred from and after the Commitment Date in connection with the arrangement of the Loan (but, for greater certainty, excluding the Proposed Transaction) and any related documentation (including, without limitation, this Commitment Letter, the Term Sheet, and the definitive credit documentation) up to a maximum aggregate amount equal to US$100,000. No indemnified person shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such unauthorized persons unless same results from the gross negligence, bad faith or wilful misconduct of such indemnified person. This Commitment Letter is issued for the benefit of the Borrower only and no other person or entity may rely hereon. Neither the Lender nor any other indemnified person (or any of their respective affiliated and associated entities and each of their partners, principals, directors, officers, managers, employees, agents, advisors and shareholders) shall be responsible or liable to the Borrower or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter in the absence of gross negligence, bad faith or willful misconduct or breach of agreement on the part of such person or entity (to the extent finally determined by a court of competent jurisdiction in a final and non-appealable judgment), or (y) any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter or the Loan. The provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the commitments hereunder, but shall be superseded by the definitive credit documentation upon the execution thereof.

5.                                           This Commitment Letter shall not be assignable by the Borrower without the prior written consent of the Lender (and any purported assignment without such consent shall be null and void). This Commitment Letter is intended to be solely for the benefit of the Borrower and is not intended to confer any benefits upon, or create any rights in favour of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended nor waived except by an instrument in writing signed by the Borrower and the Lender. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (including pdf) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral with respect to the subject matter hereof (including, for greater certainty, the Letter Agreement). This Commitment Letter shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

6.                                           The Lender's commitments hereunder will terminate upon the first to occur of (a) a material breach of the Borrower of this Commitment Letter, (b) in the circumstances described in paragraph 2(a), on July 2, 2015, if the Borrower has not provided the Lender with the notice referred to in paragraph 2(a) on the Commitment Date, (c) in the circumstances described in paragraph 2(b), on August 22, 2015, if the Borrower has not provided the Lender with the notice referred to in paragraph 2(b) during the period commencing on the Commitment Date and ending on August 21, 2015, (d) the failure to satisfy a condition under this Commitment Letter or the Term Sheet.

7.                                           If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to the Lender an executed counterpart hereof, not later than 5:00 p.m. Toronto time, on June 11, 2015. The Lender's offer expressed herein will expire at such time in the event the Lender has not received such executed counterpart in accordance with the immediately preceding sentence.

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Yours very truly,

WATERTON PRECIOUS METALS FUND II CAYMAN, LP, by its general partner, WATERTON GLOBAL RESOURCE MANAGEMENT, LP, by its general partner, WATERTON GLOBAL RESOURCE MANAGEMENT CAYMAN CORP.

Per:	/s/ Cheryl Brandon
Authorized Signatory

Accepted and agreed on this 10th day of June, 2015.

SOLITARIO EXPLORATION AND ROYALTY CORP.

Per:	/s/ Christopher E. Herald
Authorized Signatory

Exhibit A

Summary OF Terms And Conditions for a Loan to
be Made Available by the Lender to the Borrower (the "Loan")

THIS SUMMARY OF TERMS AND CONDITIONS (THE "TERM SHEET") IS INTENDED AS AN OUTLINE ONLY AND DOES NOT PURPORT TO SUMMARIZE OR CONTAIN ALL THE PROVISIONS WHICH WOULD BE CONTAINED IN THE DEFINITIVE DOCUMENTATION FOR THE LOAN TO BE MADE AVAILABLE BY THE LENDER TO THE BORROWER. THIS TERM SHEET IS SUBJECT TO ALL OF THE CONDITIONS SET FORTH IN THE COMMITMENT LETTER TO WHICH THIS TERM SHEET IS ATTACHED AND FORMS PART THEREOF. THIS TERM SHEET IS FOR THE CONFIDENTIAL USE OF THE BORROWER AND ITS ADVISORS, AND IS NOT TO BE DISCLOSED TO ANY OTHER THIRD PARTY OTHER THAN WITH THE PRIOR WRITTEN CONSENT OF THE LENDER.

Borrower:	Solitario Exploration and Royalty Corp. (the "Borrower").
Guarantors:	None.
Lender:	Waterton Precious Metals Fund II Cayman, LP, acting alone or through or with its affiliated or associated entities.
Loan amount:	An amount up to the amount owing by the Borrower as of the closing date of the Loan under that certain facility agreement dated August 10, 2012 (the "RMB Facility Agreement") by and between the Borrower, as borrower, RMB Australia Holdings Ltd., as financier, and RMB Resources Inc., as agent (the "Loan Amount").
Use of Proceeds:	To repay the amount owing by the Borrower under the RMB Facility Agreement.
Closing Date:	As soon as practicable following the negotiation and settlement of the definitive credit documentation with respect to the Loan (the "Closing Date").
drawdown schedule:	The Loan Amount will be drawn in one tranche on the Closing Date.
Maturity:	6 calendar months from the Closing Date (the "Maturity Date").
Interest:	8% per annum. Interest shall be payable monthly in arrears on the last business day of each calendar month.
Structuring Fee:	2% of the Loan Amount, payable in cash on the Closing Date.

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Prepayment:

The Borrower may voluntarily prepay all but not less than all of the Loan Amount, together with all accrued and unpaid interest and other amounts due in respect of the Loan Amount. The Borrower shall prepay all of the Loan Amount, together with all accrued and unpaid interest and other amounts due in respect of the Loan Amount upon the closing of the proposed acquisition by the Lender or one of its affiliated or associated entities of all of the Borrower's and Ely Gold & Minerals Inc.'s and their respective affiliated and associated entities' rights, title and interest in and to the membership interests in Mt. Hamilton LLC, a Nevada limited liability company and the owner of the Mt. Hamilton Project in White Pine County, Nevada (the "Proposed Transaction").

If upon the voluntary or mandatory prepayment of the Loan Amount: (a) the Proposed Transaction has not closed, the Borrower will pay to the Lender all interest that would otherwise have become due and payable to the Lender had the Loan Amount remained outstanding until the Maturity Date, [NTD: Obligation to pay unpaid interest may have usury law implications.]or (b) the Proposed Transaction has closed, the Borrower will pay to the Lender all interest accruing to the date of prepayment.

Security:	The Loan Amount, together with all accrued and unpaid interest and other amounts due in respect of the Loan Amount, will be a senior secured obligation of the Borrower. The Lender will enjoy the benefit of a first priority perfected security interest (subject only to permitted liens) in substantially the same assets of the Borrower that were made available as security in the August 10, 2012 facility agreement referenced in Section 1.6 of the Letter Agreement (for greater clarity, not including the 15,732,274 shares of common stock of Ely Gold owned by Solitario and agreed by Solitario to be transferred to Ely Gold). The security will be released following repayment in full of the Loan and other amounts owed by the Borrower to the Lender in connection therewith.
Credit Agreement, Security and Other Documents:	The Loan will be established upon negotiation and completion of a credit agreement (the "Credit Agreement"), security agreements, guarantees, inter-creditor agreements and related documentation, including, without limitation, any other agreements and legal opinions and filings as the Lender's counsel may reasonably require for transactions of this nature.
Conditions Precedent:

Conditions precedent shall be of a nature customary for this type of transaction and shall include, but not be limited to, the following:

(a) arrangements satisfactory to the Lender for the repayment of amounts outstanding under and the termination of the RMB Facility Agreement;

(b) no material adverse change;

(c) completion of all loan documents, including, without limitation, the Credit Agreement, security agreements, guarantees, inter-creditor agreements, filings and legal opinions in form and substance satisfactory to the Lenders acting reasonably; and

(d) payment of required fees and expenses.

Representations, Warranties, Covenants and Events of Default:	The documentation shall include representations and warranties, covenants and events of default customary for loans of this nature, which shall include but not be limited to the following (in form and substance satisfactory to the Lender):

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(a) representations and warranties from the Borrower with respect to financial condition, absence of a material adverse change, existence and compliance with law, power, authorization, binding obligations, no legal bar, no material litigation, ownership of property, liens, intellectual property, taxes, subsidiaries, insurance, solvency, use of proceeds and environmental compliance;

(b) affirmative and negative covenants for the Borrower which shall include conduct of business, maintenance of property, maintaining necessary permits and authorizations, prohibition on non-ordinary course sales of assets, maintenance of insurance, compliance with law, quarterly financial reporting, limitation on indebtedness, liens, investments and capital expenditures, distributions transactions with affiliates, lines of business, limitations on fundamental changes; and

(c) events of default relating to the Borrower (which shall include: failure to pay principal or interest, breach of covenant or representation, cross default to other indebtedness, bankruptcy, failure to pay judgments), change of control of the Borrower, invalidity of any loan document, security document or any other agreement benefitting the Lender.

Expenses:	All reasonable legal, consulting and out-of-pocket fees/expenses incurred by the Lender in connection with the preparation and administration of the Loan from and after the Commitment Date (but, for greater certainty, excluding the Proposed Transaction) are for the account of the Borrower up to a maximum aggregate amount equal to US$100,000. All expenses relating to the enforcement of the Loan are for the account of the Borrower.
Assignment:	Lender may assign or transfer the entirety of its rights and obligations to another party without Borrower's consent.
Governing Law:	The laws of the Province of Ontario.